                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Ryder System, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           NOTICE OF ANNUAL MEETING
                             AND PROXY STATEMENT                 (RYDER LOGO)





                                                                        1997

RYDER SYSTEM, INC.
3600 N.W. 82nd Avenue
Miami, Florida 33166                                                  RYDER LOGO

TO THE SHAREHOLDERS OF RYDER SYSTEM, INC.:

You are cordially invited to attend our Annual Meeting of Shareholders on Friday, May 2, 1997, at 11:00 A.M., at the Miami Airport Hilton and Towers, located in Miami, Florida.

The proposals to be acted upon at the Meeting include the election of directors, the ratification of the adoption of the new Ryder System, Inc. Board of Directors Stock Award Plan and the ratification of the appointment of independent auditors for 1997. I hope you will carefully read the proposals, which are described in the accompanying Proxy Statement, and cast your vote in favor of them.

The Company has been informed that certain Shareholders again intend to present a proposal at the Meeting concerning the annual election of all directors. The Board of Directors believes that this proposal is not in the best interest of the Company and its Shareholders and unanimously recommends a vote AGAINST this Shareholder proposal.

It is important that your shares be represented at the Meeting. Accordingly, even if you plan to attend the Meeting, please sign, date and promptly mail the enclosed proxy card in the postage-prepaid envelope.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ M. ANTHONY BURNS

M. Anthony Burns
Chairman, President and
Chief Executive Officer

March 24, 1997

--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 1997

The Annual Meeting of Shareholders of Ryder System, Inc. will be held at the Miami Airport Hilton and Towers, 5101 Blue Lagoon Drive, Miami, Florida, on Friday, May 2, 1997, at 11:00 A.M., for the following purposes:

     (1) To elect three directors;

     (2) To ratify the adoption of the Ryder System, Inc. Board of Directors Stock Award Plan;

     (3) To ratify the appointment of KPMG Peat Marwick LLP as auditors for the Company;

     (4) To consider, if properly brought before the Meeting, a Shareholder proposal concerning the annual election of all directors; and

     (5) To transact such other business as may properly come before the Meeting and any adjournments of the Meeting.

Only Shareholders of record of the Company's Common Stock at the close of business on March 6, 1997, are entitled to vote in person or by proxy at the Annual Meeting or any adjournments of the Meeting.

The 1996 Annual Report of the Company has been mailed with this Notice and Proxy Statement to each Shareholder entitled to vote at the Meeting.

                               RYDER SYSTEM, INC.

                             /s/ H. JUDITH CHOZIANIN
                               H. Judith Chozianin
                               Secretary

March 24, 1997
Miami, Florida

                            YOUR VOTE IS IMPORTANT!

Please sign, date and return the accompanying proxy card in the enclosed postage-prepaid envelope as promptly as possible.

If because of a disability you will need auxiliary aids or services to attend the Annual Meeting, please contact the Secretary prior to the Meeting at Ryder System, Inc., 3600 N.W. 82nd Avenue, Miami, Florida 33166 at (305) 500-3046.

--------------------------------------------------------------------------------

RYDER SYSTEM, INC.
3600 N.W. 82nd Avenue
Miami, Florida 33166                                                  RYDER LOGO

---------------------------------------------
           TABLE OF CONTENTS             PAGE
---------------------------------------------
Proxy Statement                            1
Solicitation and Voting of Proxies         1
Policy of Confidential Voting              1
Procedures for the Meeting                 1
Participants in the 401(k) Plan            2
Outstanding Voting Stock                   2
Election of Directors (Item No. 1)         3
Board of Directors and Committees of
  the Board                                8
Compensation of Directors                  8
Certain Relationships                     10
Ryder System, Inc. Board of Directors
  Stock Award Plan (Item No. 2)           11
Selection of Auditors (Item No. 3)        13
Shareholder Proposal (Item No. 4)         14
Beneficial Ownership of Shares            16
Compensation Committee Report on
  Executive Compensation                  18
Compensation of Executive Officers        21
Option Grants                             22
Aggregated Option Exercises and Fiscal
  Year-End Option Values                  23
Pension Benefits                          24
Stock Performance                         26
Cost of Solicitation                      26
Submission of Shareholder Proposals for
  the 1998 Annual Meeting                 27
Ryder System, Inc. Board of Directors
  Stock Award Plan                Appendix A

---------------------------------------------

---------------------------------------------

                                PROXY STATEMENT

                               RYDER SYSTEM, INC.
                             3600 N.W. 82ND AVENUE
                              MIAMI, FLORIDA 33166

                       SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ryder System, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Friday, May 2, 1997, and at any adjournments of the meeting ("Annual Meeting" or "Meeting"). This Proxy Statement and the accompanying proxy card are being distributed on or about March 24, 1997, to holders of the Company's common stock ("Shareholders" or, singularly, a "Shareholder") entitled to vote at the Meeting.

A Proxy Committee consisting of M. Anthony Burns, H. Judith Chozianin and Edwin
A. Huston will vote the shares of common stock, par value $.50 per share, of the Company ("Common Stock," "Common Shares" or "Shares" or, singularly, "Common Share" or "Share") represented by each proxy card returned to the Company. The Shares represented by such proxy cards will be voted in favor of the election of each director nominated in this Proxy Statement, in favor of the adoption of the Ryder System, Inc. Board of Directors Stock Award Plan and in favor of the ratification of KPMG Peat Marwick LLP as auditors of the Company, but against the Shareholder proposal set forth in this Proxy Statement (if properly brought before the Meeting), unless a contrary instruction is made on such proxy card, in which event the proxy will be voted by the Proxy Committee in accordance with the Shareholder's instructions. Any Shareholder giving a proxy has the power to revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the Meeting and voting in person.

                         POLICY OF CONFIDENTIAL VOTING

It is the Company's policy that all proxies, ballots and vote tabulations that identify the particular vote of a Shareholder be kept confidential, except that disclosure may be made: (i) to allow the independent election inspectors to certify the results of the vote; (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions; or (iii) in the event of a proxy or consent solicitation in opposition to the Company based on an opposition proxy or consent statement filed, or required to be filed, with the Securities and Exchange Commission (the "SEC"). Accordingly, proxy cards are returned in envelopes addressed to the tabulator, which receives, inspects and tabulates the proxies. The final tabulation is inspected by inspectors of election. Both the tabulator and the inspectors are independent of the Company, its directors, officers and employees. Except as described above, information as to the voting instructions given by individuals who are participants in the Ryder System, Inc. Employee Savings Plan (the "401(k) Plan") will not be disclosed to management by the trustee of the 401(k) Plan. Information as to which Shareholders have not voted and periodic status reports on the aggregate vote will be available to the Company.

                           PROCEDURES FOR THE MEETING

The presence, in person or by proxy, of the holders of a majority of the outstanding Shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Annual Meeting. Business at the Meeting will be conducted in accordance with the procedures determined by the Chairman of the Meeting and will be limited to matters properly brought before the Meeting pursuant to the procedures prescribed in the Company's By-Laws. Those procedures include the requirement that any Shareholder who desires either to bring a Shareholder proposal before an annual meeting or to nominate a person for election as a director at an annual meeting give written notice, prior to such annual meeting, to the Company with respect to the proposal or nominee (see also "Submission of Shareholder Proposals for the 1998 Annual Meeting"). The Chairman of the Meeting may refuse to acknowledge any Shareholder proposal or any nomination for director not made in accordance with the foregoing.

The Board of Directors does not anticipate that any matters other than those set forth in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly brought before the Meeting, proxies will be voted in accordance with the judgment of the Proxy Committee.

                        PARTICIPANTS IN THE 401(K) PLAN

If a Shareholder is a participant in the 401(k) Plan, the proxy card represents the number of full Shares held for the benefit of the participant in the 401(k) Plan as well as any Shares registered in the participant's name. Thus, a proxy card for such a participant grants a proxy for Shares registered in the participant's name and serves as a voting instruction for the trustee of the 401(k) Plan for the Share account in the participant's name.

                            OUTSTANDING VOTING STOCK

On March 6, 1997, there were 77,164,375 outstanding Shares of Common Stock. All such Shares may be voted at the Annual Meeting and each outstanding Common Share is entitled to one vote. Only holders of Common Stock of record at the close of business on March 6, 1997, are entitled to vote at the Annual Meeting or any adjournments of the Meeting. Neither broker non-votes nor abstentions are counted as affirmative votes, in whole or in part.

--------------------------------------------------------------------------------

                             ELECTION OF DIRECTORS

                                  (ITEM NO. 1)

The Company has three classes of directors serving staggered three-year terms. Serving in the class of directors whose term expires at the 1997 Annual Meeting are Arthur H. Bernstein, M. Anthony Burns, Edward T. Foote II and John A. Georges. The term of office of Vernon E. Jordan, Jr., Paul J. Rizzo and Alva O. Way expires at the 1998 Annual Meeting. Joseph L. Dionne, David T. Kearns, Lynn
M. Martin and Mark H. Willes are currently serving a term which expires at the 1999 Annual Meeting.

Arthur H. Bernstein will retire as a member of the Board of Directors effective May 2, 1997, at which time he will be appointed Director Emeritus by the Board of Directors.

Accordingly, the Shareholders are asked to elect M. Anthony Burns, Edward T. Foote II and John A. Georges, all of whom have been duly nominated by the Board of Directors, to serve a term of office expiring at the 2000 Annual Meeting.

Unless a proxy card specifies otherwise, the Proxy Committee will vote the Shares covered by the proxy for the election of M. Anthony Burns, Edward T. Foote II and John A. Georges to the class of directors whose term expires at the 2000 Annual Meeting. In the event any of these nominees becomes unavailable to serve (which is not anticipated), the proxy card gives the Proxy Committee the authority to vote for such other person as it may select.

The following material sets forth the name of each nominee and of each director continuing in office, a description of positions and offices with the Company, any other principal occupation, business experience during at least the last five (5) years, certain directorships presently held, age and length of service as a director of the Company.

The affirmative vote of a majority of the Shares entitled to vote at the Meeting is necessary for the election of each nominee to the Board of Directors.

--------------------------------------------------------------------------------

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2000 ANNUAL MEETING
--------------------------------------------------------------------------------

                        M. ANTHONY BURNS                     Mr. Burns, who joined the Company in 1974, was elected a
                        Chairman, President and              director, President and Chief Operating Officer of the
PHOTO                   Chief Executive Officer,             Company in December 1979. Effective January 1, 1983, he was
                        Ryder System, Inc.                   elected to the position of Chief Executive Officer of the
                                                             Company, and on May 3, 1985, he became Chairman of the
Director since 1979                                          Board. He serves on the Board of Directors of The Chase
Age 54                                                       Manhattan Corporation, The Chase Manhattan Bank, N.A., J.C.
                                                             Penney Company, Inc. and Pfizer Inc. He is an Active Member
                                                             of The Business Council, a member of The Business
                                                             Roundtable and The Business Roundtable's Policy Committee,
                                                             and chairs The Business Roundtable's Health and Retirement
                                                             Task Force. He serves on the Board of the Boy Scouts of
                                                             America. He also serves on the Board of Trustees of the
                                                             University of Miami.

--------------------------------------------------------------------------------

                        EDWARD T. FOOTE II                   Mr. Foote has been President of the University of Miami
                        President, University of Miami       since 1981. Prior to joining the University of Miami, he
PHOTO                                                        was Special Advisor to the Chancellor and Board of
                        Member--Compensation Committee       Trustees, Washington University, from 1980 to 1981. From
                        Member-- Committee on Directors      1973 to 1980, he was Dean of the Washington University
Director since 1987                and Public                School of Law, and from 1970 to 1973, he was Vice
Age 59                  Responsibility                       Chancellor, General Counsel and Secretary to the Board of
                                                             Trustees of Washington University. Prior to that he was an associate with the law firm of Bryan, Cave, McPheeters and
                                                             McRoberts.

--------------------------------------------------------------------------------

                        JOHN A. GEORGES                      Mr. Georges joined Windward Capital Partners, L.P. as a
                        Senior Managing Director,            Senior Managing Director in May, 1996. Mr. Georges was
PHOTO                   Windward Capital                     Chairman of the Board and Chief Executive Officer of
                        Partners, L.P. and                   International Paper from 1984 until April 1996 when he
                        Retired Chairman and Chief           retired. He is also a director of International Paper,
Director since 1993     Executive Officer,                   Warner-Lambert Company and AK Steel Holding Corporation.
Age 66                  International Paper Company          Mr. Georges is a member of The Business Council, The
                        Chairman--Audit Committee            Trilateral Commission, President of the University of
                        Member-- Committee on Directors      Illinois Foundation and a trustee of the Public Policy
                                   and Public                Institute of the Business Council of New York State. He was
                        Responsibility                       formerly a director of The New York Stock Exchange from
                                                             1987-1993 and a director of The Federal Reserve Bank of New
                                                             York from 1986-1992.

--------------------------------------------------------------------------------

DIRECTORS CONTINUING IN OFFICE
--------------------------------------------------------------------------------

                        JOSEPH L. DIONNE                     Mr. Dionne has been Chairman of the Board and Chief
                        Chairman and Chief Executive         Executive Officer of The McGraw-Hill Companies since 1988.
PHOTO                   Officer, The McGraw-Hill             He joined McGraw-Hill Book Company in 1967 as Vice
                        Companies                            President for Research and Development at Educational
                                                             Developmental Laboratories. A year later, he was appointed
Director since 1995     Chairman-- Committee on Directors    General Manager of California Test Bureau and became a Vice
Age 63                               and Public              President of McGraw-Hill Book Company in 1970. He has held
                                     Responsibility          various positions in the company including Executive Vice
                        Member--Audit Committee              President- Operations. In 1981, he became President and
                                                             Chief Operating Officer of McGraw-Hill and held that
                                                             position until 1983 when he became President and Chief
                                                             Executive Officer. Prior to joining McGraw-Hill, Mr.
                                                             Dionne's experience included teaching, educational
                                                             administration and consulting work on a number of
                                                             experimental education projects. He serves on the Board of
                                                             Directors of The Equitable Companies, Incorporated, The
                                                             Equitable Life Assurance Society of the United States and
                                                             Harris Corporation, and is a trustee of Hofstra Univer-
                                                             sity.

--------------------------------------------------------------------------------

                        VERNON E. JORDAN, JR.                Mr. Jordan is a Senior Partner in the law firm of Akin,
                        Senior Partner,                      Gump, Strauss, Hauer & Feld, LLP. Prior to joining Akin,
PHOTO                   Akin, Gump, Strauss,                 Gump in 1982, he was President and Chief Executive Officer
                        Hauer & Feld, LLP                    of the National Urban League from 1972 to 1981. From 1970
                        Member--Audit Committee              to 1972, he was Executive Director of the United Negro
Director since 1989     Member-- Committee on Directors      College Fund. He is currently serving on the Board of
Age 61                             and Public                Directors of American Express Company, Bankers Trust
                        Responsibility                       Company, Bankers Trust New York Corporation, Dow Jones &
                                                             Company, Inc., J.C. Penney Company, Inc., Revlon Group,
                                                             Sara Lee Corporation, Union Carbide Corporation and Xerox
                                                             Corporation. He is also a trustee of The Ford Foundation
                                                             and Howard University.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        DAVID T. KEARNS                      Mr. Kearns has been Chairman of the New American Schools
                        Chairman, New American Schools       Development Corporation since 1993 and was Deputy Secretary
PHOTO                   Development Corporation, and Re-     of the United States Department of Education from 1991
                        tired Chairman and Chief             through 1993. From 1982 through 1990, Mr. Kearns was
                        Executive Officer of Xerox           Chairman and Chief Executive Officer of Xerox Corporation,
Director 1988-1991      Corporation                          which he joined in 1971 as a Vice President. Prior to
  and since 1993                                             joining Xerox, he was a Vice President in the Data
Age 66                  Member--Audit Committee              Processing Division of International Business Machines
                        Member--Finance Committee            Corporation. Mr. Kearns is a member of The Business
                                                             Council, the Council on Foreign Relations and the American
                                                             Philosophical Society. Mr. Kearns is a trustee of the
                                                             University of Rochester and The Ford Foundation, and a
                                                             director of Time Warner, Inc.

--------------------------------------------------------------------------------

                        LYNN M. MARTIN                       Since serving as Secretary of Labor under President George
                        Former U.S. Secretary of Labor;      Bush from 1991 to 1993, Ms. Martin has served as
PHOTO                   Chairperson, Deloitte & Touche       Chairperson of Deloitte & Touche LLP's Council for the
                        LLP's Council for the Advancement    Advancement of Women and as an advisor to that firm. She is
                        of Women; advisor to Deloitte &      a regular commentator, panelist, columnist and speaker on
Director since 1993     Touche LLP; and Professor, J.L.      radio and television programs, in national publications and
Age 57                  Kellogg Graduate School of           before various business and academic groups, with respect
                        Management at Northwestern Uni-      to the changing global economic and political environment.
                        versity                              Prior to serving as Secretary of Labor, Ms. Martin
                                                             represented the 16th District of Illinois in the U.S. House
                        Member--Compensation Committee       of Representatives from 1981 to 1991. She also serves as a
                        Member--Finance Committee            director of The Procter & Gamble Company, Ameritech,
                                                             Harcourt General, Inc., The Dreyfus Funds, TRW Inc. and
                                                             Chicago's Lincoln Park Zoo. She is a member of the Council on Foreign Relations.

--------------------------------------------------------------------------------

                        PAUL J. RIZZO                        Mr. Rizzo was employed with International Business Machines
                        Retired Vice Chairman,               Corporation, where he held increasingly responsible
PHOTO                   International Business Machines      positions, from 1958 until his retirement as Vice Chairman
                        Corporation                          of the Board in 1987. He returned to IBM in 1993 as Vice
                                                             Chairman of the Board until he retired again on December
Director 1987-1993      Member--Compensation Committee       31, 1994. He was Dean of the Kenan-Flagler Business School
  and since 1995        Member--Finance Committee            of the University of North Carolina from 1987 until 1992,
Age 69                                                       when he retired from that position to become a partner in
                                                             Franklin Street Partners, a Chapel Hill investment firm. He is currently serving on the Board of Directors of Johnson &
                                                             Johnson, The McGraw-Hill Companies and Morgan Stanley &
                                                             Co., Incorporated.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        ALVA O. WAY                          Mr. Way was elected Chairman of the Board of IBJ Schroder
                        Chairman, IBJ Schroder               Bank & Trust Company in 1986. He serves as a consultant to
PHOTO                   Bank & Trust Company                 and director of Schroder PLC, London, and related
                                                             companies. In 1951, Mr. Way joined General Electric Company
                        Chairman--Finance Committee          where he served in various executive positions including
Director since 1985     Member--Compensation Committee       Chief Financial Officer. In 1979, he was elected Vice
Age 67                                                       Chairman of American Express Company, and in 1981 he was
                                                             named President of American Express Company and Chairman
                                                             and Chief Executive Officer of American Express Interna-
                                                             tional Banking Corporation. Mr. Way served as President of
                                                             The Travelers Companies, a financial services organization, from 1983 through 1984. He is a director of Eli Lilly and
                                                             Company, The McGraw-Hill Companies and Gould, Inc. He is a
                                                             member of the Brown University Board of Fellows and
                                                             Chancellor Emeritus and a trustee of the Committee for
                                                             Economic Development.

--------------------------------------------------------------------------------

                        MARK H. WILLES                       Mr. Willes has been Chairman, President and Chief Executive
                        Chairman, President and              Officer of The Times Mirror Company since January 1996. He
PHOTO                   Chief Executive Officer,             joined Times Mirror as President and Chief Executive
                        The Times Mirror Company             Officer in June 1995. Prior to joining Times Mirror, Mr.
                                                             Willes was Vice Chairman of General Mills, Inc. from 1992
Director since 1992     Chairman-- Compensation              until 1995. He joined General Mills in 1980 as Executive
Age 55                               Committee               Vice President and Chief Financial Officer and a member of
                        Member--Finance Committee            the company's Management Policy Committee. He was elected
                                                             to the Board of Directors in 1984, and elected President in
                                                             1985. Prior to joining General Mills, Mr. Willes served as
                                                             President of the Federal Reserve Bank of Minneapolis from
                                                             1977 to 1980. He had previously been with the Federal
                                                             Reserve Bank of Philadelphia, where he was named Director
                                                             of Research in 1970 and First Vice President in 1971. From
                                                             1967 to 1971, Mr. Willes was Assistant Professor of Finance
                                                             and Visiting Lecturer, Wharton School of Finance and
                                                             Commerce at the University of Pennsylvania. Mr. Willes
                                                             serves as a director of Black & Decker Corporation and The
                                                             Talbots, Inc.

--------------------------------------------------------------------------------

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors currently consists of 11 members. During 1996, the Board met 9 times. The Board has established standing Audit, Compensation and Finance Committees and a Committee on Directors and Public Responsibility to assist the Board in the discharge of its responsibilities. The Board may also appoint other committees for specialized functions as appropriate. All of the directors of the Company are independent directors (as that term is defined in the Company's By-Laws) other than Mr. Burns. The Company's By-Laws provide that a majority of the Board of Directors, and all members of the Compensation Committee and the Committee on Directors and Public Responsibility, must be independent directors.

The Audit Committee consists of John A. Georges, Chairman, Arthur H. Bernstein, Joseph L. Dionne, Vernon E. Jordan, Jr. and David T. Kearns. The Audit Committee met 6 times in 1996. The Committee is responsible for recommending to the Board the engagement of independent auditors, reviewing the scope of and budget for the annual audit and reviewing with the independent auditors the results of the audit engagement, including the financial statements of the Company. The Committee also reviews the scope and results of the Company's internal audit procedures and reviews compliance with Company policies relating to conflicts of interest and business ethics.

The Compensation Committee consists of Mark H. Willes, Chairman, Edward T. Foote II, Lynn M. Martin, Paul J. Rizzo and Alva O. Way. The Compensation Committee met 7 times in 1996. The Committee reviews and recommends to the Board compensation for senior management, recommends to the Board the adoption and implementation of new incentive compensation plans, stock option plans and employee benefit plans and reviews non-management Board members' compensation and benefits and recommends changes as appropriate. The Compensation Committee Report on Executive Compensation is set forth on pages 18 through 20 of this Proxy Statement.

The Finance Committee consists of Alva O. Way, Chairman, Arthur H. Bernstein, David T. Kearns, Lynn M. Martin, Paul J. Rizzo and Mark H. Willes. The Finance Committee met 6 times in 1996. The Committee reviews the financial condition and capital structure of the Company, advises the Board with respect to capital appropriations and other financial matters affecting the Company and reviews and recommends to the Board a dividend policy for the Company and any actions to be taken thereunder.

The Committee on Directors and Public Responsibility consists of Joseph L. Dionne, Chairman, Edward T. Foote II, John A. Georges and Vernon E. Jordan, Jr. The Committee met 6 times in 1996. The Committee reviews and recommends criteria for Board membership, reviews the qualifications of and recommends individuals for election as directors and reviews and recommends the function and authority of all Board Committees as well as their composition. The Committee will review nominees suggested by Shareholders in writing and sent to the Secretary of the Company. Any such suggestion should include sufficient information about the proposed nominee to permit the Board of Directors to make an informed determination as to whether the proposed nominee, if elected, would be an independent director, as that term is defined in the Company's By-Laws. Additional responsibilities of the Committee include identifying and analyzing current trends and issues pertaining to public policy, public affairs and corporate responsibility and bringing such matters to the attention of the Board.

The directors spend a considerable amount of time preparing for the Board and Committee meetings and, in addition, are called upon for their counsel between meetings. Each of the incumbent directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served in 1996 except Mr. Georges, who attended 71% of the aggregate number of meetings, Ms. Martin, who attended 73% of the aggregate number of meetings and Mr. Rizzo, who attended 68% of the aggregate number of meetings.

                           COMPENSATION OF DIRECTORS

Each director of the Company, other than Mr. Burns, is entitled to an annual retainer of $21,500 for Board membership and $3,500 for each membership on a major Board Committee. The chairperson of each such Committee is also entitled to an additional retainer of $4,500 per year. The meeting fee payable to directors for telephonic meetings of the Board of Directors or standing Committees of the Board is $1,100. Directors are entitled to a per diem fee for all other regular and special meetings of the Board or its Committees of $2,200 and $1,100, respectively, together with reimbursement for travel expenses. Mr. Burns does not receive any additional compensation by reason of his membership on the Board or attendance at meetings of any of its Committees.

Under the Company's Directors Stock Plan, any eligible director may make an election to receive a combination of Common Shares determined by a formula and $11,500 in cash (collectively, the "Formula") in lieu of the annual retainer. The Formula provides that the number of Shares granted to a participant will be equal to the nearest number of whole Shares which can be purchased for $15,000 based on the Fair Market Value of the Shares on the date of grant. The Shares will be entitled to cash dividends and full voting rights. None of the Shares may be sold or transferred prior to six months after the date when service as a director ceases. A majority of the eligible directors have elected to participate in the Directors Stock Plan.

The Company also provides all non-employee directors with $100,000 of accidental death and dismemberment coverage under the Company's travel accident insurance policy, optional coverage under the Company's medical plan and $100,000 of coverage under the Company's group term life insurance policy, resulting in additional average compensation of approximately $3,508 to each such director. In 1996, in connection with the Company's elimination of its Company car program, each director received the Company car previously assigned to that director, and a cash payment for federal and state taxes associated with the transfer of the car, resulting in additional compensation as follows: Mr. Bernstein $62,160, Mr. Dionne $68,828, Mr. Foote $50,361, Mr. Georges $121,646,
Mr. Jordan $55,108, Mr. Kearns $53,667, Ms. Martin $101,045, Mr. Rizzo $86,053,
Mr. Way $59,329 and Mr. Willes $93,654.

The Company has a Directors' Charitable Award Program under which it intends to make charitable contributions in the name of current and future directors. The program is designed to acknowledge the service of directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. In addition, it enhances the Company's ability to attract and retain directors of the highest caliber and experience. Under the Directors' Charitable Award Program, each current or future director may designate up to two charitable organizations and it is the Company's intention to contribute the sum of $500,000, in ten annual installments, to the designated organizations in the director's name upon the director's death. The program may be funded with the proceeds of insurance policies on the lives of paired directors. Individual directors will derive no financial benefit from this program, as all charitable deductions accrue solely to the Company. All of the current directors and four retired directors participate in the Directors' Charitable Award Program.

Directors of the Company may elect to defer receipt of their retainer and fees. Deferred funds become part of the general assets of the Company and, at the direction of the electing director, are credited with earnings based upon several investment options, including Common Stock, a money market fund and several equity mutual funds. At the discretion of the director, the funds may be deferred until the earlier to occur of a fixed date, retirement, disability or removal, and are payable in a lump sum or installments. However, upon a change of control of the Company, all deferred amounts will be distributed immediately to the director in a lump sum.

The Board of Directors has determined that if the new Ryder System, Inc. Board of Directors Stock Award Plan, as described in Item No. 2 on page 11, is ratified by the Shareholders at the Annual Meeting, the Company will no longer grant retirement benefits to non-employee directors. Under the Company's current retirement program, non-employee directors who retire from, or otherwise cease to be a member of, the Board of Directors at age 72 or at age 65 with ten years of Board service receive the annual Board membership cash retainer in effect at the time of their retirement for life. In lieu of this, and if the Shareholders approve the ratification of the new Ryder System, Inc. Board of Directors Stock Award Plan, each current non-employee director will receive units of Common Stock equivalents in an amount that is the actuarial equivalent of the amount that would have been due to such director upon his or her retirement, under the current retirement plan, assuming the director had met the requirements for retirement. Following termination of their service on the Board, each director will be entitled to receive Common Stock in an amount equal to the number of such units. Directors who previously retired from the Company will continue to receive benefits under the program in effect at their retirement.

                             CERTAIN RELATIONSHIPS

Mr. Jordan is a senior partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, LLP which performed professional services on behalf of the Company in 1996. Additionally, in the ordinary course of business, the Company and its subsidiaries may from time to time engage in transactions with other unaffiliated corporations whose officers or directors are also directors of the Company. All such transactions are conducted on a commercial, arms-length basis and may not come to the special attention of the directors or officers of either the Company or the other corporation involved. The Company does not consider either the transactions or the amounts involved in such transactions to be significant.

                               RYDER SYSTEM, INC.
                      BOARD OF DIRECTORS STOCK AWARD PLAN

                                  (ITEM NO. 2)

On February 21, 1997, the Board of Directors adopted the Ryder System, Inc. Board of Directors Stock Award Plan (the "Stock Award Plan"), subject to Shareholder ratification. The purpose of the Stock Award Plan is to attract and retain persons of outstanding competence to serve as directors of the Company and to provide a more direct link between directors' compensation and Shareholder value by increasing the proportion of directors' compensation which is stock based. The full text of the Stock Award Plan is set forth in Appendix A to this Proxy Statement and the reader is urged to refer to it for a complete description of its provisions.

The Stock Award Plan will become effective on May 2, 1997, if ratified by the Company's Shareholders, and will terminate on May 1, 2007. No award may be made under the Stock Award Plan after its expiration date, but awards made prior thereto may extend beyond that date. All non-employee directors of the Company will be eligible to participate in the Stock Award Plan in calendar year 1997 and thereafter. A total of 200,000 Shares have been reserved for issuance under the Stock Award Plan, subject to ratification by the Shareholders of this proposal. The Stock Award Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors, which will have full authority to interpret the Stock Award Plan and to establish rules for its administration. Two types of awards may be made pursuant to the terms of the Stock Award Plan: restricted stock units and stock options.

If the Stock Award Plan is ratified by the Shareholders at the Annual Meeting, the Company will discontinue the current directors' retirement plan. Immediately thereafter, each of the incumbent non-employee directors of the Company will receive an award of restricted stock units in an amount that is the actuarial equivalent of the amount that would have been due to such director upon his or her retirement under the retirement plan. The restricted stock units will be increased during their term by the value of any distributions on the Common Stock. When a director retires from service on the Board, the restricted stock units awarded to such director will vest and the director will be entitled to receive an equivalent number of Shares of Common Stock. Distribution of the Shares will be made, at the election of the director, either in a lump sum or in installments.

In addition, on the date of the Annual Meeting, and on the date of each annual meeting thereafter, each non-employee director will be granted an annual award of 1,000 stock options, provided the director will continue to serve as a director following the meeting. The stock option awards will be made in addition to the directors' annual cash retainers and meeting attendance fees. The term of a stock option cannot exceed ten years from the date of grant and the option price must not be less than 100% of the fair market value of a Share of Common Stock on the date of grant.

In the event of a "change of control" (as defined on page A-4 of the Stock Award
Plan), all restricted stock units and each unexercised and unexpired stock option will become immediately vested.

The Committee may at any time (i) terminate the Stock Award Plan or (ii) modify or amend the Stock Award Plan in any respect, except that, to the extent required to maintain the qualification of the Stock Award Plan under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or as otherwise required to comply with applicable law or the regulations of any stock exchange on which the Common Stock is listed, the Committee may not, without the Shareholders' approval, (A) materially increase the benefits accruing to participants under the Stock Award Plan, (B) materially increase the number of securities which may be issued under the Stock Award Plan or (C) materially modify the requirements as to eligibility for participation in the Stock Award Plan. However, in the case of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Company, the Committee may make appropriate adjustments in the Stock Award Plan or any awards granted under the Stock Award Plan.

Under current Federal income tax laws, awards under the Stock Award Plan will generally have the following consequences. The director will realize no income for Federal income tax purposes at the time of award of the restricted stock units or on the date of vesting. Instead, the director will be taxed on the fair market value of the Shares of Common Stock on the date, or dates, when the Shares are distributed to the director. The Company will be entitled to a corresponding deduction when the director recognizes income. The grant of a stock option will not result in income for the director or in a deduction for the Company. The exercise of a stock option will result in ordinary income for the director and a deduction for the Company measured by the difference between the option price and the fair market value of the Shares received at the time of exercise. In the case of both restricted stock units and stock options, the director's holding period for the Shares will begin on the date the director recognizes income under the Stock Award Plan.

The following table illustrates the benefits that the directors as a group will receive under the terms of the Stock Award Plan:

                                STOCK AWARD PLAN

NAME AND POSITION                                             DOLLAR VALUE(1)    NUMBER OF UNITS
-----------------                                             ---------------    ---------------
Eligible Director Group (10 persons)........................     $1,562,290       55,406 Shares

---------------
(1)For 46,406 restricted stock units based on a fair market value of $31.375 for the Common Stock as determined by using the average of the highest and lowest sale price on March 14, 1997, as reported on the New York Stock Exchange Composite Transaction Reporting System, and 9,000 stock options utilizing the Black-Scholes option-pricing model.

The affirmative vote of a majority of the Shares represented and entitled to vote at the Annual Meeting is required for ratification of the Stock Award Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE RYDER SYSTEM, INC. BOARD OF DIRECTORS STOCK AWARD PLAN.

                             SELECTION OF AUDITORS

                                  (ITEM NO. 3)

Upon the recommendation of the Audit Committee of the Board of Directors, the Board has selected KPMG Peat Marwick LLP, independent certified public accountants, to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1997.

The firm of KPMG Peat Marwick LLP has audited the accounts of the Company since 1955 and has offices in, or convenient to, most of the localities where the Company and its subsidiaries operate. The Company has been advised that representatives of KPMG Peat Marwick LLP will be present at the 1997 Annual Meeting with the opportunity to make a statement and to respond to appropriate questions raised at the Meeting.

KPMG Peat Marwick LLP performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the year ended December 31, 1996. They performed other audit services pertaining to examinations of the separate financial statements of the Company's retirement and benefit plans, as well as the Company's consumer truck rental business in connection with the sale of that business. In addition, they rendered other services related to the review of financial statements and related information contained in various registration statements and filings with the SEC, and to the Company's acquisition of other companies.

The affirmative vote of a majority of the Shares entitled to vote at the Meeting is necessary for the ratification of the appointment of KPMG Peat Marwick LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS AUDITORS.

                              SHAREHOLDER PROPOSAL

                                  (ITEM NO. 4)

The Company has been informed that John J. Gilbert and Margaret R. Gilbert of 29 East 64th Street, New York, New York 10021 and Martin Glotzer of 7601 N. Kedzie, Chicago, Illinois 60645 again intend to offer a proposal at the Annual Meeting requesting that the Board of Directors take the steps necessary so that, once the current terms of sitting directors have expired, future elections of all directors will be annual, rather than by class. Mr. Glotzer states that he owns 70 Shares and Mr. Gilbert states that he owns 105 Shares. Mr. Gilbert and Ms. Gilbert state that they also represent an additional 600 Shares held by family interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The proposal which the Company understands the proponents intend to introduce at the Annual Meeting is as follows:

     "RESOLVED: That the Shareholders of Ryder System, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

The proponents have furnished the following statement in support of their proposal:

     "Continued very strong support along the lines we suggest were shown at the last annual meeting when 54.1%, an increase over the previous year, 2,432 owners of 35,005,299 shares, were cast in favor of this proposal. The vote against included 1,135 unmarked proxies.

     ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industries, Hanover Direct and others. Ameritech is one of the latest to end theirs.

     A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the Lockheed-Martin merger the stagger system was ended and also at a special meeting of First Commerce Corporation in 1995. Further, Allegheny Power System tried to put in a stagger system, as well as take away cumulative voting, and the Shareholders defeated it, showing Shareholders are interested in their rights.

     In the merger of Nynex into Bell Atlantic the annual election of directors, instead of the stagger system that Nynex had, will be adopted.

     Because of the normal need to find new directors and because of environment problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer.

     Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public Shareholder meeting. Thanks to AXA, the controlling French insurance company not wanting it, they now do not have a staggered board.

     Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

The affirmative vote of a majority of the Shares entitled to vote at the Meeting is necessary for adoption of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Before 1984 the directors were elected annually. At the 1984 Annual Meeting, the Shareholders approved an amendment to the Company's Restated Articles of Incorporation providing that the Board be divided into three classes of directors serving staggered three-year terms.

In the 1984 Proxy Statement, the Board stated that it believed the interests of the Shareholders were better served by a classified board than by the annual election of all directors. Among the reasons presented at that time in favor of a classified system of director elections, the Board stated the following:

     The classification of directors will have the effect of making it more difficult to change the composition of the Board of Directors. At least two Shareholder meetings, instead of one, will be required to effect a change in the control of the Board. While there has been no problem in the past with the continuity or stability of the Board, the Board believes that the longer time required to elect a majority of a classified Board will help to assure the continuity and stability of the Company's management and policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company.

The Board continues to believe that a classified Board of Directors promotes continuity of experience on the Board, provides for an orderly succession of directors and would encourage any unsolicited bidder for control of the Company to negotiate with the Board, which can best represent the interests of all of the Shareholders. In addition, the Company's system of director elections is fully supported by Florida law.

The resolution offered by the proponents would not amend the Restated Articles of Incorporation at this time, but instead requests that the Board take the steps necessary to elect all directors on an annual basis in the future. Under the terms of the amendment to the Company's Restated Articles of Incorporation approved by the Shareholders in 1984, an affirmative vote of 75% of the Shares entitled to vote on a future resolution proposed by the Board to amend the Restated Articles would be required at a future meeting of Shareholders in order to amend the provisions governing the staggered election of directors.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                         BENEFICIAL OWNERSHIP OF SHARES

As of January 15, 1997, each director or nominee and each executive officer named in the Summary Compensation Table herein, individually, and all directors, nominees and executive officers of the Company as a group, beneficially owned Common Stock as follows:

                                                                  Amount and Nature
Name of Beneficial Owner                                      of Beneficial Ownership(1)    Percent of Class(2)
------------------------                                      --------------------------    -------------------
Arthur H. Bernstein(3,6)....................................               8,023                              *
M. Anthony Burns(4,5).......................................             789,488                         1.013%
Dwight D. Denny(4,5)........................................             141,165                              *
Joseph L. Dionne(6).........................................               1,633                              *
Edward T. Foote II(6).......................................               2,874                              *
John A. Georges(6)..........................................               2,789                              *
James M. Herron(5)..........................................             238,223                              *
Edwin A. Huston(4,5)........................................             270,098                              *
Vernon E. Jordan, Jr.(6)....................................               2,886                              *
David T. Kearns(6)..........................................               3,174                              *
Lynn M. Martin..............................................                 500                              *
Larry S. Mulkey(4,5)........................................             128,434                              *
J. Ernest Riddle(4,5).......................................              70,661                              *
Paul J. Rizzo(6)............................................               3,098                              *
Alva O. Way(6)..............................................               3,874                              *
Mark H. Willes(3,6).........................................               4,401                              *
Directors, Nominees and Executive Officers as a Group
  (22 persons)(3,4,5,6).....................................           1,879,423                         2.412%

---------------

*Represents less than 1% of the Company's outstanding common stock.
(1)Unless otherwise noted, all Shares included in this table are owned directly, with sole voting and dispositive power. The inclusion of Shares in this table shall not be construed as an admission that such Shares are beneficially owned for purposes of Section 16 of the Exchange Act.
(2)Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.
(3)Includes Shares held jointly with their spouses or other family members, as follows: Mr. Bernstein 6,000 Shares; Mr. Willes 2,027 Shares; all directors, nominees and executive officers as a group 9,720 Shares.
(4)Includes Shares held in the accounts of executive officers pursuant to the 401(k) Plan and the Savings Restoration Plan as of January 15, 1997, as follows: Mr. Burns 12,880 Shares; Mr. Denny 4,137 Shares; Mr. Huston 4,001 Shares; Mr. Mulkey 9,367 Shares; Mr. Riddle 3,914 Shares; all directors, nominees and executive officers as a group 61,689 Shares.
(5)Includes Shares the direct ownership of which may be acquired within 60 days of January 15, 1997, through the exercise of stock options, as follows: Mr. Burns 680,835 Shares; Mr. Denny 127,947 Shares; Mr. Herron 226,977 Shares; Mr. Huston 249,782 Shares; Mr. Mulkey 108,223 Shares; Mr. Riddle 64,747 Shares; all directors, nominees and executive officers as a group 1,625,991 Shares.
(6)Includes the following number of Shares held as of January 15, 1997, in the account of each of the following directors pursuant to the Directors Stock
   Plan: 2,023 Shares in the account of Mr. Bernstein; 2,374 Shares in the accounts of Mr. Foote, Mr. Jordan, Mr. Kearns, Mr. Way and Mr. Willes; 1,133 Shares in the account of Mr. Dionne; 1,789 Shares in the account of Mr. Georges and 1,098 Shares in the account of Mr. Rizzo.

The following table sets forth information regarding the number and percentage of Shares held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than 5% of the Company's outstanding Common Stock:

                                                               NUMBER OF SHARES
                      NAME AND ADDRESS                        BENEFICIALLY OWNED    PERCENT OF CLASS
                      ----------------                        ------------------    ----------------
Putnam Investments, Inc.....................................    8,084,826(1)               9.9%
  One Post Office Square
  Boston, Massachusetts 02109
Sanford C. Bernstein & Co., Inc.............................    4,176,447(2)               5.1%
  767 5th Avenue
  New York, New York 10153
Franklin Mutual Advisers, Inc...............................    3,952,900(3)               5.1%
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078

---------------

(1) Of the total Shares shown, the nature of beneficial ownership is as follows: sole voting power 0; shared voting power 128,118; and shared dispositive power 8,084,826. The foregoing ownership information is based upon information furnished to the Company on behalf of Putnam Investments, Inc. as of January 27, 1997.
(2) Of the total Shares shown, the nature of beneficial ownership is as follows: sole voting power 2,363,226; shared voting power 473,134; and sole dispositive power 4,176,447. The foregoing ownership information is based upon information furnished to the Company on behalf of Sanford C. Bernstein & Co., Inc. as of January 30, 1997.
(3) Franklin Mutual Advisers, Inc. has sole voting and sole dispositive power as to all 3,952,900 Shares. The foregoing ownership information is based upon information furnished to the Company on behalf of Franklin Mutual Advisers, Inc. as of January 31, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons owning more than 10% of the Company's Common Stock to file with the SEC and the New York Stock Exchange initial reports of ownership of Common Stock and other equity securities of the Company on Form 3 and reports of changes in such ownership on Forms 4 or 5. Directors, executive officers and greater than 10% Shareholders are required to furnish the Company with copies of all Section 16(a) reports they file.

To the Company's knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1996, the Company's directors and executive officers complied with all applicable Section 16(a) filing requirements, except that two such reports covering seven transactions were filed less than one month late by Mr. Bernstein.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company's Board of Directors (the "Committee") is composed of five independent, non-employee directors of the Company. The Committee administers the Company's executive policies and programs and regularly reports to the Board of Directors on its activities and recommendations, including decisions regarding Mr. Burns' compensation. There are no interlocks between members of the Committee and any executive officer of the Company.

In 1996, the Committee reviewed the Company's executive compensation policies and programs as well as the Company's executive compensation philosophy. The Company's goal is to attract, retain, motivate and reward management through competitive compensation policies, while aligning executive interests more closely with Shareholder interests. The Committee concluded that certain changes would be made concerning the Company's annual incentive compensation program. For 1997, the Company's annual incentive compensation program will be linked to the creation of value ("Economic Value Added") for the Company's Shareholders in both the short and long-term. Detailed changes to the annual incentive compensation program for 1997 are discussed further in this report.

EVALUATION OF EXECUTIVE PERFORMANCE

In its evaluation of executive performance, the Committee employs criteria designed to motivate individual executives. It is the Committee's belief that variable, at-risk compensation, both annual and long-term, should comprise a significant portion of executive compensation, to be earned only if specific financial goals are met. As a result, in 1996, more than two-thirds of the targeted compensation of Mr. Burns and the other named executive officers was at risk and, as discussed further below, the 1996 compensation received by these individuals was well below that of the past few years.

In evaluating management's 1996 performance, the Committee considered the Company's financial results. While some executives of the Company individually showed extraordinary efforts during 1996, the Committee determined that financial results did not warrant any payments under the Company's 1996 annual incentive compensation plans.

In addition to reviewing the internal effectiveness of the Company's executive compensation programs, the Committee continuously evaluates whether the programs remain externally competitive. The Committee evaluates each element of the program in light of the compensation practices and financial performance of a comparative group of similar companies (companies with sales levels and/or financial characteristics similar to those of the Company) with which the Company must compete in hiring and retaining executives. The Committee believes that these companies are the most appropriate comparison group for purposes of compensation decisions. As a result, the companies surveyed by the Committee for executive compensation data are not the same as the peer group index used in the five-year stock performance graph included in this Proxy Statement.

Survey data from this "compensation peer group" is analyzed by management and by Frederick W. Cook & Co., Inc., independent compensation consultants retained by the Company. The Committee utilizes this data to aid in setting total compensation for the Company's executive officers within the median range for this compensation peer group.

STOCK OWNERSHIP GUIDELINES

To further underscore the importance of linking executive and Shareholder interests, the Company established formal stock ownership guidelines in 1993 for all executive officers of the Company. Based on this philosophy, individuals were given a three year period over which to attain the required stock ownership levels. The Chief Executive Officer of the Company must own two times annual base salary in Company stock and executive officers of the Company must own one times their base salary in Company stock. The Company does not have any special programs in place for executive officers to attain these stock ownership levels.

COMPONENTS OF EXECUTIVE COMPENSATION

The Company's executive compensation program consists of three key components:
(1) base salary; (2) annual cash incentive awards and (3) long-term incentive awards in the form of stock options. Executive officers also receive a range of employee benefits generally available to all employees of the Company. While each element of compensation is reviewed separately, the Committee takes into account the total compensation and benefits package in evaluating the executive compensation program and making compensation decisions. The Committee believes that the total package represents an attractive compensation and benefits program which is in line with those of comparable companies.

BASE SALARY

Base salaries for executive officers are set at levels considered appropriate in light of the scope of responsibilities of each executive officer's position and the importance of that position to the operations of the Company. The Committee believes that salary levels for executive officers should be set within the median range in comparison to salary levels at comparable companies with which the Company competes for executive talent. In making decisions to adjust individual salary levels, the Committee considers Company performance, the executive officer's individual performance and position in the existing salary range, and the external comparative data provided by the Company's outside compensation consultants. The Committee, however, does not employ any predetermined formula or assign any particular weight to any individual criterion in making these adjustments. In 1995, the Shareholders approved the Stock For Merit Increase Replacement Plan for certain key executives. This plan provides for executives to receive stock options in lieu of base salary cash merit increases. During 1996, three such grants were made by the Committee. The actions on base salaries of executive officers other than Mr. Burns are recommended by Mr. Burns to the Committee based upon the above criteria and recommended for approval to the Board of Directors by the Committee.

Mr. Burns did not receive an increase in his base salary during 1996 and thus his salary remains at the level set in June 1992. The Committee has concluded that it is not appropriate for Mr. Burns to receive a salary increase every year, regardless of the Committee's annual evaluation of his performance.

ANNUAL INCENTIVE AWARDS

Under the 1996 annual incentive compensation plan, potential cash awards were based upon Company financial performance and individual performance, subject to the Committee's discretion. Award opportunities were set to provide above-median compensation in comparison to comparable companies in a year when Company performance exceeds financial performance targets and below-median compensation in comparison to comparable companies in a year when performance is below these targets. Bonus awards for 1996 were primarily driven by the Company's financial results with approximately 85% of the 1996 maximum bonus opportunity based upon financial results and approximately 15% of the 1996 maximum bonus opportunity based upon individual performance. The financial results-based portion of 1996 bonus awards was based upon annual financial performance targets set in the Company's Business Plan, which was approved by the Board of Directors at the beginning of 1996. These financial performance targets are measured by net after-tax return on equity ("NAT ROE"), net after-tax return on assets ("NAT ROA"), net before tax ("NBT") earnings, (for one executive officer in 1996) business unit revenue and (for one executive officer in 1996) quantifiable strategic benchmarks tied to new markets and accounts. The specific targets are considered confidential by the Company and are not included in this Report in order to avoid compromising the Company's competitive position.

Executive officers of the Company, other than Mr. Burns, were eligible for 1996 bonus awards in an amount ranging from 0% to 100% of base salary based upon Company performance and 0% to 20% of base salary based upon individual performance. After cash award payments were calculated according to the above measures, the Committee reviewed overall Company performance, and the Committee's and/or Mr. Burns' assessment of individual performance, and exercised its discretion in making the final awards.

The Committee determined that 1996 financial results did not warrant any payments either for Company or individual performance under the Company's 1996 annual incentive compensation plans and none of the named executive officers of the Company were awarded any cash bonuses, as illustrated in the Summary Compensation Table on page 21.

For 1996, Mr. Burns was eligible for an annual incentive award of up to 110% of his base salary based upon Company performance, measured by NAT ROA and NBT earnings, and an additional award of up to 20% of his base salary based upon his individual performance. Mr. Burns did not receive a bonus for 1996 performance.

For 1997, the Company has established a new annual incentive award program based on the principles of Economic Value Added ("EVA"). The Company engaged Stern Stewart & Co., independent financial consultants, to incorporate EVA into the Company's financial management and compensation programs for 1997. EVA measures the return on investment that enhances Shareholder value. EVA, which determines whether a business is earning more than its true cost of capital, will be utilized as a management tool for capital allocation and will provide a basis on which to assess future goals, strategies and ultimate financial performance. Under the EVA annual incentive award program, executive compensation will reflect the Company's business strategy and its return to Shareholders. Awards will be paid based solely upon Company financial performance as measured by EVA, subject to the Committee's discretion.

LONG-TERM INCENTIVE AWARDS

Under the Ryder System, Inc. 1995 Stock Incentive Plan, which was approved by the Shareholders at the 1995 Annual Meeting, stock options may be awarded to executive officers and other key executives of the Company at the discretion of the Committee. The size of an individual stock option award is based primarily upon the individual executive's responsibilities and position within the Company. The Committee also considers each executive's current individual performance, potential for promotion and impact on Company performance and, beginning in 1997, attainment of stock ownership guidelines. Stock option awards are intended to reflect the median level of such awards for comparable positions at peer companies.

The Company has no policy regarding the timing and frequency of stock option awards, although such awards generally have been made on an annual basis to the Company's executive officers and on some occasions upon the hiring of a new executive. In 1996, the Committee made an award of stock options to certain key executives of the Company, including each of the named executive officers. The Committee did not determine the size of such awards by reference to the amount or value of stock options held by an individual executive officer at the time of the award. These options were granted at the fair market value of the Company's stock on the date of grant and will vest over a three-year period.

In 1996, Mr. Burns was granted options to purchase 100,000 shares as an incentive to continue his restructuring efforts toward improving the long-term financial performance of the Company. This award was set at the median level for stock options awarded to chief executives of peer companies.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Committee has reviewed the Company's executive compensation program in light of Section 162(m) of the Internal Revenue Code as it pertains to the disallowance of deductions for compensation in excess of $1 million to certain executive officers. The Company's 1995 Stock Incentive Plan does meet the requirements for Section 162(m) and accordingly, stock options awarded to the Company's executive officers in 1996 are eligible for the "performance-based" compensation exception. In 1996, no executive officer received compensation in excess of $1 million as defined by Section 162(m). For 1997, the annual incentive compensation program will be based only on financial performance and will not have the individual performance component formerly in the Company's bonus plan. The Company will not be seeking Shareholder approval for the 1997 annual incentive program, and the Committee believes that preserving its flexibility is in the best interest of the Company and its Shareholders. In addition, the Company does not anticipate any material amounts in excess of $1 million.

Mark H. Willes [Chairman], Edward T. Foote II, Lynn M. Martin, Paul J. Rizzo, and Alva O. Way

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the annual and long-term compensation which the Company paid to, or deferred for, those persons who were as of December 31, 1996
(a) the chief executive officer and (b) each of the other four most highly compensated executive officers of the Company; and an executive officer who would have been one of the other four most highly compensated executive officers but for the fact that his employment as an executive officer was terminated prior to December 31, 1996 (collectively, the "named executive officers") for services rendered in 1996, 1995 and 1994:

                              SUMMARY COMPENSATION

                                                                                                    LONG-TERM
                                                               ANNUAL COMPENSATION                COMPENSATION
                                                      -------------------------------------   ---------------------
                                                                                                     AWARDS
                                                                                              ---------------------
                                                                                              SECURITIES UNDERLYING
                                                                             OTHER ANNUAL        OPTIONS/LIMITED
                                                       SALARY     BONUS     COMPENSATION(1)           SARS
         NAME AND PRINCIPAL POSITION           YEAR     ($)        ($)            ($)                  (#)
         ---------------------------           ----    ------     -----     ---------------   ---------------------
M. Anthony Burns        Chairman of the        1996    725,000          0         4,490              100,000
                        Board, President       1995    725,000    320,000        54,267               90,000
                        and Chief              1994    725,000    860,000        56,627              200,000
                        Executive Officer
Dwight D. Denny         Executive Vice         1996    330,000          0         2,994               40,000
                        President --           1995    330,000    137,000         2,994               20,000
                        Development            1994    300,000    315,000         2,994               90,000
James M. Herron         Former Senior          1996    383,000          0         2,994               40,500
                        Executive Vice         1995    378,833    167,000         2,994               24,000
                        President and          1994    358,000    403,000         2,994               25,000
                        General Counsel
Edwin A. Huston         Senior Executive Vice  1996    460,000          0         2,994               73,300
                        President -- Finance   1995    460,000    202,500         2,994               28,000
                        and Chief Financial    1994    434,167    485,000         2,994               30,000
                        Officer
Larry S. Mulkey         President -- Ryder     1996    344,167          0         2,994               30,000
                        Integrated Logistics,  1995    315,000    175,000         2,994               23,000
                        Inc.                   1994    285,833    280,000         2,994               55,000
J. Ernest Riddle        Former Senior          1996    350,000          0         2,994               25,000
                        Vice President --      1995    277,502    141,500         2,994               25,000
                        Ryder International    1994    255,667    253,197         2,994               55,000


                           ALL OTHER
                        COMPENSATION(2)
         NAME AND PRIN        ($)
         -------------  ---------------
M. Anthony Burns              28,035
                              36,091
                              12,688

Dwight D. Denny               16,455
                              18,855
                               9,330
James M. Herron               26,269
                              29,624
                              18,257

Edwin A. Huston               26,124
                              30,300
                              16,485

Larry S. Mulkey               17,997
                              18,770
                               9,952
J. Ernest Riddle              19,809
                              20,497
                              32,260

---------------
(1) This column represents amounts reimbursed for the payment of income taxes on certain perquisites provided to these executive officers. Other perquisites and personal benefits furnished to the named executive officers, other than Mr. Burns in 1995 and 1994, do not meet the disclosure thresholds established under SEC regulations and are not included in this column. Mr. Burns did not meet the disclosure thresholds established under the SEC regulations in 1996. Of the 1995 and 1994 amounts shown for Mr. Burns, $24,337 and $25,663, respectively, represent the incremental cost to the Company for his personal use of the Company aircraft. The balance of the 1995 and 1994 amounts shown for Mr. Burns includes a Company provided car, a tax planning allowance and other perquisites.
(2) This column is composed of: (a) contributions to the 401(k) Plan in the amounts of $2,250, $2,250 and $400 for each named executive officer for 1996, 1995 and 1994, respectively; (b) contributions to the Savings Restoration Plan for Mr. Burns in the amounts of $13,425 and $21,525 for 1996 and 1995, respectively; for Mr. Denny in the amounts of $4,755 and $7,425 for 1996 and 1995, respectively; for Mr. Herron in the amounts of $6,000 and $9,478 for 1996 and 1995, respectively; for Mr. Huston in the amounts of $7,688 and $11,925 for 1996 and 1995, respectively; for Mr. Mulkey in the amounts of $5,582 and $6,675 for 1996 and 1995, respectively; and for Mr. Riddle in the amounts of $5,123 and $6,160 for 1996 and 1995, respectively; (c) dollar value of premiums for compensatory split-dollar insurance payments for Mr. Burns in the amounts of $427, $383 and $355 for 1996, 1995 and 1994, respectively; for Mr. Denny in the amounts of $125, $114 and $105 for 1996, 1995 and 1994, respectively; for Mr. Herron in the amounts of $669, $546 and $507 for 1996, 1995 and 1994, respectively; for Mr. Huston in the amounts of $547, $486 and $446 for 1996, 1995 and 1994, respectively; for Mr. Mulkey in the amounts of $154, $138 and $127 for 1996, 1995 and 1994, respectively; and for Mr. Riddle in the amounts of $139, $126 and $83 for 1996, 1995 and 1994, respectively; (d) premiums paid under the Supplemental Retiree Life Insurance Plan for Mr. Burns in the amount of $3,795 for 1996, 1995 and 1994, respectively; for Mr. Denny in the amount of $3,459 for 1996, 1995 and 1994, respectively; for Mr. Herron in the amount of $8,380 for 1996, 1995 and 1994, respectively; for Mr. Huston in the amount of $4,805 for 1996, 1995 and 1994, respectively; for Mr. Mulkey in the amount of $3,484 for 1996, 1995 and 1994, respectively; and for Mr. Riddle in the amount of $4,342 for 1996, 1995 and 1994, respectively; (e) premiums paid under the Supplemental Long Term Disability Insurance Plan for Mr. Burns in the amount of $8,138 for 1996, 1995 and 1994, respectively; for Mr. Denny in the amounts of $5,866, $5,607 and $5,366 for 1996, 1995 and 1994, respectively; for Mr. Herron in the amount of $8,970 for 1996, 1995 and 1994, respectively; for Mr. Huston in the amount of $10,834 for 1996, 1995 and 1994, respectively; for Mr. Mulkey in the amounts of $6,527, $6,223 and $5,941 for 1996, 1995 and 1994, respectively; and for Mr. Riddle in the amounts of $7,955, $7,619 and $4,072 for 1996, 1995 and 1994, respectively;
    and (f) relocation expenses paid for Mr. Riddle in the amount of $23,363 for 1994.

SEVERANCE AGREEMENTS

The Company has entered into severance agreements with each executive officer, including the named executive officers, and other key employees of the Company and its subsidiaries, which provide that if the Company terminates the employment of an executive for reasons other than death, disability or cause, or, if within the three-year period commencing with a change of control of the Company (as defined in the Company's "1995 Stock Incentive Plan" filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995), the executive terminates employment with the Company for good reason, the Company will provide the executive with a multiple of salary and bonus ranging from a maximum of three times salary and three times bonus for the highest level executive to a minimum of .5 times salary and, for each year of service, one month bonus (subject to a maximum of 12 months bonus) for lower level executives, as well as various benefits and perquisites, net of excise taxes. In the event of a termination of employment and, if applicable, a change of control of the Company, which triggers the provisions of a severance agreement, Mr. Burns would be entitled to three times salary and three times bonus, Messrs. Denny, Huston and Mulkey would be entitled to three times salary and two times bonus.

Mr. Herron's employment with the Company was terminated on December 31, 1996, although he has agreed to remain with the Company as its General Counsel until his successor is chosen. Pursuant to the terms of his severance agreement, Mr. Herron will continue to receive his salary and other perquisites for a period of twenty-nine (29) months. In addition, Mr. Herron received a lump sum bonus payment in the amount of $304,330 at the time of his termination of employment and has received an additional payment of $304,330 in 1997. Mr. Riddle's employment as an executive officer of the Company was terminated on November 7, 1996, and his employment as an employee of the Company was terminated on January 31, 1997. Pursuant to the terms of his severance agreement, Mr. Riddle will continue to receive his salary and other perquisites for a period of twenty-four
(24) months. In addition, Mr. Riddle received a lump sum bonus payment in the amount of $93,092 at the time of his termination in 1997. In consideration of the retirement benefits from his former employer which Mr. Riddle forfeited when he accepted employment with the Company in 1992, Mr. Riddle also received a lump sum payment of $1,240,000.

                                 OPTION GRANTS

The following table provides information regarding the grant of stock options to the named executive officers in fiscal year 1996. In addition, in accordance with SEC regulations, hypothetical gains of 5% and 10% required by the SEC along with a third column representing a 0% gain (listed in the table under "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/Limited SAR Term") are shown for these stock options. These hypothetical gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the stock options were granted over the full option term of ten (10) years. Each named executive officer also received a grant of one Limited SAR in tandem with each Common Share subject to the stock option. Such Limited SAR may only be exercised in the event of a change of control of the Company if the named executive officer is at that time a Section 16(b) insider.

                 OPTION/LIMITED SAR GRANTS IN FISCAL YEAR 1996

                                      INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------
                                             % OF TOTAL                                         POTENTIAL REALIZABLE VALUE(1) AT
                          NUMBER(2) OF     OPTIONS/LIMITED                                          ASSUMED ANNUAL RATES OF
                           SECURITIES       SARS GRANTED                                          STOCK PRICE APPRECIATION FOR
                           UNDERLYING      TO EMPLOYEES IN     EXERCISE                             OPTION/LIMITED SAR TERM
                         OPTIONS/LIMITED     FISCAL YEAR        PRICE                           --------------------------------
         NAME             SARS GRANTED          1996         PER SHARE(3)   EXPIRATION DATE(4)   0%        5%            10%
         ----            ---------------   ---------------   ------------   ------------------  ----   -----------   -----------
M. Anthony Burns.......      100,000             3.4%           $29.688        October 1, 2006   $0     $1,867,031    $4,731,423
Dwight D. Denny........       40,000             1.4%            29.688        October 1, 2006    0        746,812     1,892,569
James M. Herron........       16,500             0.6%            29.438          June 12, 2006    0        305,466       774,111
                              24,000             0.8%            29.688        October 1, 2006    0        448,087     1,135,541
Edwin A. Huston........       45,300             1.5%            24.063       January 14, 2006    0        685,515     1,737,229
                              28,000             1.0%            29.688        October 1, 2006    0        522,769     1,324,798
Larry S. Mulkey........       30,000             1.0%            29.688        October 1, 2006    0        560,109     1,419,427
J. Ernest Riddle.......       25,000             0.9%            29.688        October 1, 2006    0        466,758     1,182,856

---------------

(1)If the 5% or 10% annual compound stock price appreciation shown in the table were to occur, the price of the stock for the January 1996 grant would be $39.20 or $62.41, respectively, on January 14, 2006; the June 1996 grant would be $47.95 or $76.35, respectively, on June 12, 2006; and the October 1996 grant would be $48.36 or $77.00, respectively, on October 1, 2006, and the appreciation in the market value of the Company's Common Stock from the date of the grant would be $1,179,768,755 and $2,989,765,658, respectively, for the January 1996 grant, $1,443,301,516 and $3,657,609,415, respectively, for the June 1996 grant, and $1,455,558,853 and $3,688,671,916, respectively, for the October 1996 grant. The appreciation during this period realized by the six named executive officers from these stock options would be .06% (January 1996), .02% (June 1996) and .32% (October 1996) of the gain to all Shareholders under these two cases. The use of the 5% and 10% rates as required by the SEC is not intended by the Company to forecast possible future appreciation of the Company's Common Stock.
(2)Stock options and Limited SAR grants generally vest in annual installments over three to five years commencing with the first anniversary of the date of grant. Each named executive officer who received a grant of stock options received Limited SARs equal to the number of Shares subject to such stock option. The numbers given reflect an option with a tandem Limited SAR as a single unit.
(3)Represents fair market value as of date of grant.
(4)Ten (10) years from grant date of January 1996, June 1996 or October 1996.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table provides information, with respect to the named executive officers, regarding the exercise of options during fiscal year 1996 and unexercised options held as of the end of fiscal year 1996:

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR-END 1996 OPTION
                                     VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS/LIMITED      IN-THE-MONEY OPTIONS AT
                                                         SARS AT FISCAL YEAR-END 1996     FISCAL YEAR-END 1996(1)
                            SHARES ACQUIRED    VALUE     ----------------------------   ---------------------------
           NAME               ON EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ---------------   --------   -----------    -------------   -----------   -------------
M. Anthony Burns..........      49,242        $ 58,283     655,835         212,000      $3,733,640      $504,000
Dwight D. Denny...........       3,283           4,028     123,547         113,334         765,590       293,335
James M. Herron...........      11,490          13,191     226,977          53,200       1,522,652        46,000
Edwin A. Huston...........      24,073         291,901     235,802          82,907       1,211,734       207,687
Larry S. Mulkey...........      23,744         127,274     108,223          75,334         560,424       171,585
J. Ernest Riddle..........           0               0      64,747          71,667         191,797       175,417

---------------

(1)Amounts reflect gains on outstanding stock options based on a fair market value of $28.3125 for the Common Stock, as determined by using the average of the high and low price on December 31, 1996. As no change in control of the Company has occurred the tandem Limited SARs had no calculable value at such date.

                                PENSION BENEFITS

The Company covers substantially all regular full-time employees who are not covered by plans administered by labor unions or plans sponsored by a subsidiary or division of the Company ("Division Plans") under the Ryder System, Inc. Retirement Plan ("Retirement Plan"). Benefits payable under the Retirement Plan are based on an employee's career earnings with the Company and its subsidiaries. At normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor's benefits, is generally equal to the sum of 1.45% of the first $15,600 of compensation and bonus received, plus 1.85% of the portion of such compensation and bonus in excess of $15,600 during each such year while a Retirement Plan member. Accrued benefits under the Retirement Plan have been improved from time to time. In 1996, the Company offered a Voluntary Early Retirement Program to eligible employees, including certain of the named executive officers. The program enhanced the benefits under the Retirement Plan by adding three years to the age and years of service of each eligible employee for purposes of calculating annual pension benefits. In addition, the Program provided for a "social security bridge" of $500 per month until age 62 and coverage under the Company's early retiree medical plan for each eligible employee.

Retirement Plan benefits vest at the earlier of the completion of five (5) years of credited service or upon reaching age 65, provided, however, that in the event of a change of control of the Company, all participants will be fully vested and the term "accrued benefit" will include the value of early retirement benefits for any participant age 45 or above or with 10 or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's pension benefits may be paid in certain alternative forms having actuarially equivalent values.

The maximum annual benefit under a qualified pension plan is currently $120,000 beginning at the Social Security retirement age (currently age 65). The maximum compensation and bonus that may be taken into account in determining annual retirement accruals is currently $150,000. The Company maintains a non-qualified, unfunded benefit plan, called the Benefit Restoration Plan (the "Restoration Plan"), which covers those participants of the Retirement Plan and certain Division Plans whose benefits are reduced by the Internal Revenue Code or other United States laws. A participant in the Restoration Plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction and the amount of benefits the participant is entitled to after the reductions.

The table below sets forth annual pension benefit projections assuming each named executive officer(1) remains continuously employed by the Company at current compensation levels until retirement at the normal retirement date.

                   ESTIMATED ANNUAL BENEFITS AT RETIREMENT(2)
                     (IN THE FORM OF A SINGLE LIFE ANNUITY)

M. Anthony Burns...........................................  $583,250
Dwight D. Denny............................................  $248,549
James M. Herron............................................  $210,355
Edwin A. Huston............................................  $304,366
Larry S. Mulkey............................................  $235,188

In addition to the Retirement Plan and the Restoration Plan, the Company maintains the Split Dollar Life Insurance Plan and Deferred Compensation Plan for the benefit of each named executive officer and certain other key executives who elect to participate. The Split Dollar Life Insurance Plan provides participants with additional life insurance and the Deferred Compensation Plan acts as a supplemental pension benefit. The participant pays a portion of the premium and the Company pays that portion of the premium which is equal to the increase in cash surrender value of the policy during each policy year. In the event of death prior to normal retirement, the face value of the policy is paid to the participant's chosen beneficiary and the Company's investment in the policy is recaptured by a supplemental term policy maintained by the Company. In the event a participant ceases to be employed by the Company prior to the participant's normal retirement date, the participant has the right to purchase the policy from the Company for its cash surrender value. Assuming normal retirement dates, the named executive officers would have the following estimated minimum annual benefit shown below:

M. Anthony Burns............................................  $14,077
Dwight D. Denny.............................................  $ 5,247
James M. Herron.............................................  $ 5,064
Edwin A. Huston.............................................  $ 5,700
Larry S. Mulkey.............................................  $ 9,780

---------------

(1)No amounts are included for Mr. Riddle who was not vested in the Company's retirement plans at the time of his termination of employment.
(2)These amounts include benefits under the Retirement Plan and the Restoration Plan combined.

                               STOCK PERFORMANCE
                     COMPARISON OF 5 YEAR CUMULATIVE RETURN
 AMONG RYDER SYSTEM, INC., S&P 500 INDEX & DOW JONES TRANSPORTATION 20 INDEX(1)

         MEASUREMENT PERIOD                 RYDER            S&P 500          DOW JONES
        (FISCAL YEAR COVERED)            SYSTEM, INC.         INDEX         TRANSPORTATION
                                                                               20 INDEX
1991                                                100               100               100
1992                                                139               108               107
1993                                                161               118               131
1994                                                137               120               110
1995                                                154               165               150
1996                                                175               202               171

---------------

(1) Assumes for comparison that the value of the Company's Common Stock and of each index was $100 on December 31, 1991, and that all dividends, including the Company's distribution of Aviall, Inc. common stock in December 1993, were reinvested. Past performance is not necessarily an indicator of future results.

                              COST OF SOLICITATION

The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by the Company. The Company has retained D. F. King & Co., Inc. to aid in the solicitation of proxies. For their services, D. F. King & Co., Inc. will receive a fee estimated at $20,000 plus reimbursement of reasonable out-of-pocket expenses. The Company does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or other means of communication.

                    SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                            THE 1998 ANNUAL MEETING

Pursuant to SEC regulations, in order to be included in the Company's Proxy Statement for the 1998 Annual Meeting, Shareholder proposals must be received at the principal office of the Company, 3600 N.W. 82nd Avenue, Miami, Florida, 33166, Attention: Secretary, no later than November 25, 1997, as well as meet all other SEC requirements. In addition, the Company's By-Laws provide that any Shareholder who desires either to bring a Shareholder proposal before an annual meeting or to present a nomination for director at an annual meeting must give advance notice to the Company regarding the proposal or nominee. The By-Laws require that written notice be delivered to the Secretary of the Company not less than 60 days prior to the date of the annual meeting at which the proposal or nomination is to be presented and contain certain information regarding the Shareholder desiring to present a proposal or make a nomination, as the case may be. A copy of the By-Laws is available upon request from the Secretary of the Company.

                                      RYDER SYSTEM, INC.

                                      /s/ H. Judith Chozianin
                                      ------------------------------------------
                                      H. Judith Chozianin
                                      Secretary
March 24, 1997
Miami, Florida

                                                                      APPENDIX A

                               RYDER SYSTEM, INC.

                      BOARD OF DIRECTORS STOCK AWARD PLAN

1.  PURPOSE OF THIS PLAN

The purpose of the Ryder System, Inc. Board of Directors Stock Award Plan (this "Plan") is to attract and retain persons of outstanding competence to serve as directors of Ryder System, Inc. (the "Company") and to provide a more direct link between directors' compensation and shareholder value by increasing the proportion of directors' compensation which is stock based.

2.  EFFECTIVE DATE AND TERM OF THIS PLAN

This Plan shall become effective on May 2, 1997, subject to the approval of the shareholders of the Company. Unless previously terminated in accordance with
Section 13 of this Plan, this Plan shall terminate on the close of business on May 1, 2007, after which no awards shall be granted under this Plan. Such termination shall not affect any awards granted prior to such termination.

3.  ADMINISTRATION OF THIS PLAN

This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, shall be the acts of the Committee. The Committee shall have plenary authority, subject to the express provisions of this Plan, to (i) interpret this Plan; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; and (iii) make all other determinations deemed necessary or advisable for the administration of this Plan.

4.  COMMON STOCK SUBJECT TO THIS PLAN

The shares of common stock of the Company, par value $.50 per share ("Common Stock"), to be issued in connection with an award under this Plan may be made available from authorized but unissued Common Stock, or Common Stock purchased on the open market or otherwise. Subject to the provisions of the next succeeding paragraph, the maximum aggregate number of shares of Common Stock for which awards may be granted under this Plan shall be 200,000 shares. If a Unit (as defined in Section 7) awarded under this Plan fails to become vested, any share allocable to that Unit shall become available for grant to other Participants (as defined in Section 5). If an Option (as defined in Section 9) granted under this Plan expires or is terminated without having been exercised in full, the unpurchased or forfeited shares or rights to receive shares shall become available for grant to other Participants.

If there shall be any change in the shares of Common Stock subject to this Plan or any Unit or Option awarded under this Plan as a result of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, adjustments may be made by the Committee, as it may deem appropriate, in the aggregate number and kind of shares subject to this Plan or to any outstanding Unit or Option, and in the terms and provisions of this Plan and any Unit or Option granted hereunder, in order to reflect, on an equitable basis, any such change in the shares contemplated by this paragraph. Any adjustment made by the Committee pursuant to this paragraph shall be conclusive and binding upon the Participant, the Company and any other related person.

5.  ELIGIBLE PERSONS

Participation in this Plan shall be limited to those members of the Board who, at the time an award is made hereunder, are not employees of the Company or any of its subsidiaries or affiliates within the meaning of the Employee Retirement Income Security Act of 1974, as amended (a "Participant"). A member of the Board who is an employee and who retires or resigns from employment with the Company or any of its subsidiaries or affiliates, but remains a member of the Board, shall become a Participant at the time of such termination of employment.

6.  AWARDS

The Committee may grant the following types of awards under this Plan: Units pursuant to Section 7 hereof and Options pursuant to Section 9 hereof.

7.  UNITS

If this Plan is approved by the shareholders of the Company, effective as of May 2, 1997, the Company will discontinue its current retirement plan for the Board. The retirement compensation which would have otherwise been payable at retirement to those individuals who are Participants on May 2, 1997, shall be converted to a present value dollar amount, based on actuarial assumptions satisfactory to the Committee. Such dollar amount shall be converted into a number of restricted stock units ("Units") by dividing such dollar amount by the average of the Fair Market Values of the Common Stock on the last business day of each of the three (3) months preceding May 2, 1997. "Fair Market Value" as used in this Plan shall mean the average of the high and low price of a share of Common Stock as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange on the applicable date.

The Company shall maintain an individual book account under this Plan for each Participant awarded Units pursuant to this Section 7. Such account shall initially be credited with the number of Units awarded to each Participant and shall continue to be expressed in Units until such Participant has retired from the Board. Any dividends or other distributions paid on the Common Stock shall be credited to each Participant's account in respect of each Unit and shall be deemed to be reinvested in additional Units based on the Fair Market Value of a share of Common Stock on the dividend payment or distribution date. In addition, the number of Units allocated to each Participant's account shall be adjusted to reflect stock dividends, stock splits and similar transactions affecting the value of Common Stock as described more fully in Section 4 hereof. The Units in each Participant's account shall vest on the date of such Participant's retirement from the Board and shall be paid to such Participant, in an equivalent number of shares of Common Stock, in accordance with such Participant's payment election described below in Section 8. Prior to vesting, no Units in a Participant's account shall be assignable or transferable by such Participant and no right or interest of any Participant shall be subject to any lien, obligation or liability.

8.  PAYMENT ELECTIONS FOR UNITS

In connection with the commencement of participation in this Plan, each Participant eligible to receive an award of Units hereunder shall make an election (the "Payment Election") concerning the timing of distribution of the amounts credited to such Participant's account. Any payment from such account shall commence following such Participant's retirement from the Board, but in no event prior to one year after receipt by the Committee of such Participant's initial Payment Election, except for Participants retiring from the Board in calendar year 1997 who shall receive payment in a lump sum as soon as practicable following their retirement. The forms of payment available to all other Participants shall be a lump sum payment or annual installments over a period not to exceed ten (10) years from the earliest date the Participant may commence receiving payments hereunder. Subsequent Payment Elections which shall supersede the initial Payment Election may be made by a Participant, but any subsequent Payment Election shall not be valid unless it is made at least one year prior to the date that the commencement of payments to the Participant hereunder is otherwise due to commence.

In the event of a Participant's death before the balance from such Participant's account is fully paid, payment of the balance of such Participant's account shall be made to such Participant's estate in accordance with the manner selected by the Participant prior to death; provided, however, the Committee may, upon consideration of the application of the duly appointed administrator or executor of such Participant's estate, direct that the balance of such Participant's account be paid to the estate in a single payment.

9.  STOCK OPTIONS

On the date of each annual meeting of the Company during the term of this Plan, each Participant shall be granted a nonqualified stock option (an "Option") to purchase 1,000 shares of Common Stock, provided the Participant will continue to serve as a member of the Board following the meeting. Individuals who are elected to the Board during the period of time between annual meetings, and who would otherwise qualify as a Participant, shall receive an Option to purchase a pro rata amount of Common Stock. The purchase price for each share of Common Stock issuable under an Option shall not be less than 100 percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant. Each Option shall be for such term (but, in no event for greater than ten years) and shall be exercisable in such installments as shall be determined by the Committee at the time of grant of the Option. The Committee may, at any time, provide for the acceleration of installments or any part thereof. No Option granted under this Plan shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. A Participant shall forfeit any Option assigned or transferred, voluntarily or involuntarily, other than as permitted under this Section 9. Each Option shall be exercised during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative.

10.  EXERCISE OF OPTIONS

Subject to the provisions of this Section 10, each Option may be exercised in whole or, from time to time, in part with respect to the number of then exercisable shares in any sequence desired by the Participant. To exercise an Option, the Participant shall (i) give written notice to the Company in form satisfactory to the Committee indicating the number of shares of Common Stock which the Participant elects to purchase, (ii) deliver to the Company payment of the full purchase price of the shares being purchased (A) in cash or a certified or bank cashier's check payable to the order of the Company, or (B) with the approval of the Committee, in shares of Common Stock having a Fair Market Value on the date of exercise equal to the purchase price, or (C) a combination of the foregoing having an aggregate Fair Market Value equal to such purchase price, and (iii) deliver to the Secretary of the Company such written representations, warranties and covenants as the Company may require to permit this Plan and any Options or shares of Common Stock granted or issued hereunder to comply with any applicable blue sky or other federal or state securities laws. A Participant shall not have any rights as a Shareholder with respect to shares subject to an Option until the close of business on the date on which the Option has been exercised.

11.  CESSATION OF SERVICE ON THE BOARD

If a Participant's service on the Board ceases for any reason, other than as specified in the subsequent paragraphs of this Section 11, any Option held by such Participant shall terminate three (3) months after the date of such cessation of service; provided, however, that in the event of the death of the Participant during such three-month period, such Option shall, to the extent it was exercisable on the date of cessation of service, be exercisable by the Participant's legal representatives, heirs or legatees for a period of one (1) year commencing on the date of the Participant's death and shall terminate at the expiration of such period.

If the cessation of service on the Board is due to the Participant's death, any Option shall, to the extent it was exercisable on the date of death, continue to be exercisable by such Participant's legal representatives, heirs or legatees for the term of such Option.

If the cessation of service is due to the Participant's retirement or disability, any Option not previously exercised or expired shall continue to vest and be exercisable during the three (3) year period following the date of cessation of service, and to the extent it is exercisable at the expiration of such three (3) year period, it shall continue to be exercisable by such Participant or such Participant's legal representatives, heirs or legatees for the term of such Option.

12.  CHANGE OF CONTROL

Notwithstanding any other provision of this Plan, in the event of a Change of Control (as defined below), the Units in each Participant's account shall become immediately vested and shall be paid in full in a lump sum of equivalent shares of Common Stock to each Participant as soon as practicable following the Change of Control. In addition, in the event of a Change of Control, each Option not previously exercised or expired under the terms of this Plan shall become immediately exercisable in full and shall remain exercisable to the full extent of the shares of Common Stock available thereunder, regardless of any installment provisions applicable thereto, for the remainder of its term.

A "Change of Control" shall be deemed to have occurred if:

     (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (a "Person") becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph
     (iii) of this Section 12; or

     (ii) the individuals who, as of August 18, 1995, constituted the Board (and as of August 18, 1995, the "Incumbent Board") cease for any reason to constitute at least two-thirds ( 2/3) of the Board, provided, that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds ( 2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

     (iii) there is a reorganization, merger or consolidation of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company's outstanding Common Stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company's outstanding Common Stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least two-thirds ( 2/3) of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv) there is a liquidation or dissolution of the Company approved by the shareholders; or

     (v) there is a sale of all or substantially all of the assets of the Company.

13.  AMENDMENTS TO THIS PLAN

The Committee may at any time (i) terminate this Plan or (ii) modify or amend this Plan in any respect, except that, to the extent required to maintain the qualification of this Plan under Section 16 of the 1934 Act, or as otherwise required to comply with applicable law or the regulations of any stock exchange on which the Common Stock is listed, the Committee may not, without the shareholders' approval, (A) materially increase the benefits accruing to Participants under this Plan; (B) materially increase the number of securities which may be issued under this Plan; or (C) materially modify the requirements as to eligibility for participation in this Plan. Should this Plan require amendment to maintain full legal compliance because of rules, regulations, opinions or statutes issued by the Securities and Exchange Commission, the U.S. Department of the Treasury or any other governmental or governing body, then the Committee or the Board may take whatever action, including but not limited to amending or modifying this Plan, is necessary to maintain such compliance. The termination or any modification or amendment of this Plan shall not, without the consent of any Participant involved, adversely affect rights under a Unit or an Option previously awarded to such Participant.

Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event this Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of Options) shall be deemed automatically to be incorporated by reference into this Plan.

                                                                     APPENDIX B
                                                                     (Front)








                                 DETACH HERE


                              RYDER SYSTEM, INC.

                         Annual Meeting - May 2, 1997
             Proxy Solicited on Behalf of the Board of Directors

   The undersigned hereby constitutes and appoints M. Anthony Burns, H. Judith Chozianin and Edwin A. Huston, and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote, as designated below, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 6, 1997, at the Annual Meeting of Shareholders to be held at the Miami Airport Hilton and Towers, 5101 Blue Lagoon Drive, Miami, Florida, on Friday, May 2, 1997, and at any adjournments thereof, on all matters to come before the meeting.

                                                COMMENTS: (change of address)
   Election of Directors. Nominees:
     M. Anthony Burns, Edward T. Foote II       -----------------------------
     and John A. Georges for a term of office   -----------------------------
     expiring at the 2000 Annual Meeting.       -----------------------------
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the reverse
                                                of this card.)


   You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. However, please sign the card in any event since the Proxy Committee cannot vote your shares unless you sign and return this card.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                     APPENDIX B
                                                                     (Back)

                                 DETACH HERE




[ X ] Please mark
      votes as in
      this example.

This proxy when properly executed will be voted in the manner directed herein.  If no direction is made, this proxy will be voted
FOR election of directors and FOR proposals 2 and 3 and AGAINST proposal 4.
-----------------------------------------------------------------------------------  -----------------------------------------------
                        Directors recommend a vote "FOR"                                   Directors recommend a vote "AGAINST"
------------------------------------------------------------------------------------------------------------------------------------
                  FOR  WITHHELD                            FOR  AGAINST ABSTAIN                                 FOR  AGAINST ABSTAIN
1. Election of    [ ]   [ ]      2. Ratification of the     [ ]    [ ]    [ ]     4. Shareholder Proposal re-   [ ]    [ ]     [ ]
   Directors,                       Ryder System, Inc.                               lating to Annual Elec-
   (see reverse)                    Board of Directors                               tion of all Directors.
                                    Stock Award Plan.
                                 3. Ratification of KPMG   [ ]    [ ]    [ ]
                                    Peat Marwick LLP as
   ------------------------------   auditors.
   For, except vote withheld from
   the nominee(s) listed above
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  Change of
                                                                                                                  Address/      [ ]
                                                                                                                  Comments On
                                                                                                                 Reverse Side
                                                                    In their discretion said proxies may vote for a new nominee of management, if any nominee has become unavailable, and any other matters properly coming before the meeting, all as set forth in the Notice of Annual Meeting and Proxy Statement.

                                                                    Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                                  Date:                  Signature:                              Date:
          ---------------------------------      -----------------           -----------------------------      -----------------